Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) Of

The Securities Exchange Act of 1934

Date of Report:  May 21, 2013

RICK'S CABARET INTERNATIONAL, INC.

(Exact Name of Registrant As Specified in Its Charter)

Texas	001-13992	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road

Houston, Texas 77066

(Address of Principal Executive Offices, Including Zip Code)

(281) 397-6730

(Issuer’s Telephone Number, Including Area Code)

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 21, 2013, our wholly owned subsidiary, RCI Holdings, Inc. (“RCI Holdings”), entered into an Amendment to Purchase and Sale Agreement (the “Amendment Agreement”) with Regent 33rd Corp. (“Regent”) to extend the closing date. RCI Holdings entered into the original Purchase and Sale Agreement with Regent on December 6, 2012 (the “Real Estate Agreement”), which was disclosed in a Form 8-K filed on December 12, 2012. Regent owns the land and building located at 50 West 33rd Street, New York, New York where an adult cabaret owned by our subsidiary, RCI Entertainment (New York), Inc. (“RCI New York”), is located. Regent currently leases the entire premises to RCI New York under a lease agreement with a term that ends in 2023. The Real Estate Agreement provides for RCI Holdings to acquire the premises from Regent for aggregate consideration of $23,000,000. Pursuant to the agreement, RCI Holdings paid $500,000 cash in escrow on December 6, 2012 and paid an additional $250,000 cash in escrow on March 6, 2013. The Amendment Agreement extends the scheduled closing date of the Real Estate Agreement from June 4, 2013 to July 9, 2013. At closing, the escrow funds are to be released to Regent, and RCI Holdings is to pay Regent the balance of the purchase price, under the terms and conditions of the agreement. Also at closing, Regent is to assign to RCI Holdings the lease agreement under which RCI New York leases the building.

The Amendment Agreement also provides RCI Holdings an additional 30-day extension from July 9, 2013, if RCI Holdings (i) provides Regent written notice at least three business days prior to that date, (ii) pays Regent a non-refundable sum of $92,708.33, which amount will not be credited towards the purchase price, and (iii) unconditionally releases one-half of the $750,000 deposit to Regent, which amount is non-refundable but will be credited towards the purchase price upon closing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

Date: June 11, 2013	By:	/s/ Eric Langan
Eric Langan
President and Chief Executive Officer